UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 7, 2007

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, PO Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On May 7, 2007, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three months ended March 31, 2007.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 7, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: May 7, 2007	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES FIRST QUARTER 2007
REVENUE AND EARNINGS IN LINE WITH GUIDANCE

Flanders, NJ, May 7, 2007 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the first quarter ended March 31, 2007.

Highlights for the first quarter include:

  Revenue of $48.4 million, aided by strong memory and logic business
  Gross margins at 54% percent of revenue
  Earnings per share at $0.19
  Cash and marketable securities reach record high at $107.1 million

Discussing the first quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, "I am pleased with our first quarter performance as we executed to plan with margins, earnings and cash continuing to be positive highlights while revenues came in at the middle of our range. Operating income was 16% of revenues and net income was 12% after taxes."

The Company's 2007 first quarter revenue totaled $48.4 million, a 52% increase compared to $31.8 million for the first quarter of 2006 and an 11% decrease compared to the fourth quarter 2006. During the first quarter, international sales represented approximately 80% of revenue while domestic sales accounted for approximately 20%. In the 2006 fourth quarter, international sales represented approximately 67% of revenue and domestic sales accounted for 33%. Over 80% of the Company's 2007 first quarter tool revenue was sold to front end semiconductor customers and the remainder was sold to back end customers.

First quarter net income, which included share-based compensation, totaled $5.6 million, or $0.19 per share, compared to $8.4 million or $0.29 per share for the 2006 fourth quarter. Share-based compensation reduced earnings per share by $0.02 per share in both periods.

First quarter gross margin was 54% compared to 51% for the 2006 fourth quarter. The increase in margin was primarily due to an increase in software product and licensing revenue which has higher margins than tool sales.

Research and development (R&D) expenses for the first quarter of 2007 totaled $8.7 million, compared to $5.7 million in the first quarter of 2006. As a percentage of revenue, R&D was 18% of revenue in both the first quarter 2007 and 2006 periods. The increase in R&D in absolute dollars was primarily due the inclusion of a full quarter of R&D cost related to the August Technology merger, increased compensation costs, and the write-off of certain software project costs. The Company anticipates that second quarter 2007 spending on R&D will be approximately 16% to 17% of revenue.

Selling, general and administrative (S,G&A) expenses totaled $8.8 million in the first quarter of 2007 compared to $6.6 million in the prior year first quarter. S,G&A was 18% of revenue in the first quarter of 2007 and 21% in the 2006 first quarter. The increase in S,G&A in absolute dollars was primarily due to the inclusion of a full quarter of S,G&A cost related to the August Technology merger and increased compensation costs. The Company expects that S,G&A will be approximately 18% to 20% of revenue in the second quarter of 2007.

The 2007 first quarter effective tax rate was 36% and the Company currently expects the full year effective tax rate to be 36%.

Balance Sheet Strength

At March 31, 2007, the Company's cash and marketable securities reached a new record high of $107.1 million. Working capital increased $11.8 million from December 31, 2006 to $212.2 million as of March 31, 2007.

Conference Call

Rudolph Technologies will discuss its fiscal 2007 first quarter results, fiscal 2007 second quarter guidance, along with its outlook for the remainder of fiscal 2007, on a conference call it is hosting today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our expenses and revenue expectations for the second quarter of 2007. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems and (15) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and marketable securities	$ 107,075	$ 106,193
Accounts receivable, net	63,292	65,373
Inventories	61,157	55,433
Prepaid and other assets	10,160	9,745
Total current assets	241,684	236,744
Net property, plant and equipment	16,191	16,882
Intangibles	181,287	182,577
Other assets	4,036	4,283
Total assets	$ 443,198	$ 440,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 16,350	$ 18,966
Other current liabilities	13,123	17,338
Total current liabilities	29,473	36,304
Non-current liabilities	13,453	11,306
Total liabilities	42,926	47,610
Stockholders' equity	400,272	392,876
Total liabilities and stockholders' equity	$ 443,198	$ 440,486

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006

Revenues	$ 48,356	$ 31,848
Cost of revenues	22,106	22,599
Gross profit	26,250	9,249
Operating expenses:
Research and development	8,677	5,742
In-process research and development	-	9,900
Selling, general and administrative	8,775	6,554
Amortization	1,126	672
Total operating expenses	18,578	22,868
Operating income (loss)	7,672	(13,619)
Interest income and other, net	1,033	712
Provision (benefit) for income taxes	3,141	(1,161)
Net income (loss)	$ 5,564	$ (11,746)

Net income (loss) per share:

Basic	$ 0.19	$ (0.52)
Diluted	$ 0.19	$ (0.52)

Weighted average shares outstanding:

Basic	29,031	22,545
Diluted	29,224	22,545

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